Newell Rubbermaid Adds Distinguished
Retail Executive to Board of Directors

Ignacio Perez Lizaur brings global retail perspective as one of the key architects of Walmart's development outside the U.S.

ATLANTA, Aug. 9, 2012 - Newell Rubbermaid (NYSE: NWL) today announced that former Wal-Mart Stores, Inc. executive Ignacio Perez Lizaur has been elected to the company's board of directors, returning the total number of directors to 12.

Perez Lizaur, age 60, is recognized as one of the leading architects of Walmart's expansion into Latin America.  As Director General of Sam's Club Mexico in 1991, he headed Walmart's very first international venture.  Perez Lizaur subsequently drove significant sales growth in the region through a series of assignments leading Walmart operations in Argentina, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Puerto Rico.  His 26-year career with Walmart culminated in the position of Executive Vice President of Operations for the Sam's Club division, with responsibility across 600 stores in the U.S.  Upon retiring in 2010, he was appointed to Walmart's hall of fame for his contributions to the retailer's international development.

"Ignacio adds an important dimension to Newell Rubbermaid's board as a top retail merchant who has built and run businesses in one of the fastest growing regions in the world," said Michael Cowhig, Chairman of Newell Rubbermaid's board of directors.

"Ignacio's deep experience and knowledge of the route-to-market dynamics in the emerging markets will be invaluable to us as we expand our footprint into these high-growth geographies," said Michael Polk, Newell Rubbermaid's President and Chief Executive Officer.  "My team and I are excited to draw on his vast perspective."

Before joining Walmart, Perez Lizaur held several posts with the Federal Government of Mexico, including General Director of Employment in the Ministry of Labor and an economist in the Ministry of the Budget.  During his tenure, he launched a joint project between the World Bank and Mexico's state governments focused on temporary employment and training.

Perez Lizaur currently serves on several corporate and non-profit boards, including Grupo Bimbo, S.A.B. de C.V., Mexico's largest commercial bakery operation, and the Children's Miracle Network in the U.S.  A native of Mexico City, he holds a B.S. in Economics from Mexico National University and an M.A. in Development Studies from the University of East Anglia in Norwich, England.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2011 sales of approximately $5.9 billion and a strong portfolio of leading brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company's Web site, www.newellrubbermaid.com.

Contacts:

Nancy O'Donnell                                               David Doolittle

Vice President, Investor Relations                      Vice President, Corporate Communications

+1 (770) 418-7723                                              +1 (770) 418-7519

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